Exhibit 14.1

Ethics

The way we do business worldwide

Contents

1.	Fundamental Principles

2.	Responsibilities to Apple

	A.	Opportunity is for everyone
	B.	Confidential information
	C.	Public communications
	D.	Mail and electronic communication systems
	E.	Conflicts of interest
	F.	It’s a matter of record

3.	Responsibilities to Others

	A.	Putting the customer first
	B.	Quality in all we do
	C.	Using Apple and third-party copyrighted material
	D.	Environmental health and safety

4.	Responsibilities to the Public

	A.	Buying and selling Apple stock
	B.	Meeting export requirements
	C.	Dealing with government contracts and other government requirements
	D.	Political contributions and activities
	E.	Trade practices

5.	Compliance and Consequences

	A.	Being vigilant
	B.	Apple compliance
	C.	Consequences

1.              Fundamental Principles

Underlying the way we do business at Apple is one fundamental principle: use good judgment.  To give a context for using good judgment, set forth below are some of the basic legal and ethical parameters under which Apple operates.  Apple is a publicly held company, and as such, has a responsibility to its shareholders to pay constant attention to all legal and ethical boundaries and to comply with all applicable laws.  Apple has the same obligation to the communities in which it does business and to the customers with whom it does business.

Although no two situations are alike, Apple aims for consistency and balance when encountering any ethical issues.  At the same time, Apple understands that each employee is responsible for his or her own actions.  No one will be excused for misconduct directed or requested by someone else.  Part of your job and ethical responsibility is to help enforce these ethics guidelines.  You should be alert to possible violations and report possible violations to the Human Resources Department or the Law Department.  You must cooperate in any internal or external investigations of possible violations.  Reprisals, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, these ethics guidelines or other Apple policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Apple employees are expected to refer to Apple’s internal Web site for specific internal policies and procedures for implementing the general principles set forth below.

The way Apple does business centers on six simple general standards:

•                    Apple expects its employees, including those of its subsidiaries worldwide, and third parties with whom Apple does business, to maintain the highest standards of business conduct.

•                    Apple expects its employees to be totally honest and ethical in all Apple business dealings.

•                    Apple expects its employees to avoid situations where a conflict of interest might occur or appear to occur.

•                    Apple expects its employees to respect the confidentiality of Apple information and the information of third parties, including our customers and our vendors.

•                    Apple conducts its business in accordance with all applicable laws and rules, and in such a way as to attain the highest standards of corporate citizenship, and expects the same of those with whom we do business.

•                    Apple conducts its business so that the communities in which we operate are benefited by our presence.

Apple may take action against any employee, independent contractor, consultant, or other party whose actions violate Apple’s standards, policies, or guidelines.  Such disciplinary action may include termination of employment or other working relationship, and may subject the person or party to civil and criminal sanctions.

2.      Responsibilities to Apple

A.    Opportunity is for everyone

Apple encourages a creative, culturally diverse, and supportive work environment.  Apple will not tolerate discrimination, harassment, slurs, jokes or threats based on a person’s race, color, sex, sexual orientation, gender identity characteristics or expression, religion, national origin, age, marital status, disability, or veteran status.  This applies to employees, applicants for employment, or others who may be present in the workplace at any Apple location.

Any Apple employee who believes he or she has been discriminated against or harassed, or has witnessed such action, is strongly encouraged to report the incident to any member of the Human Resources Department or to any manager.

B.    Confidential information

Apple’s success is a direct result of its technologically innovative products.  The company’s continued success and growth depends on our ability to preserve the confidentiality of our confidential, proprietary and trade secret information, as well as that of others in our possession.  Each Apple employee has the duty to respect and protect the confidentiality of all such information.  Employees (including temporary workers, consultants and independent contractors) are expected to read and to comply with Apple’s information protection practices, including information classification, and procedures for handling confidential information. Employees must also comply with Apple’s policies with respect to personal information of our customers, in addition to complying with all applicable laws governing Apple’s use of such personal information, worldwide.

No Apple employee, employee of a temporary agency, or independent contractor shall disclose any Apple confidential, proprietary, or trade secret information to an outside party unless an authorized Apple representative has previously signed an appropriate agreement or license approved by the Apple Law Department.  No Apple employee, employee of a temporary agency, or independent contractor shall use or disclose to any other party any confidential, proprietary, and trade secret information in Apple’s possession belonging to a third party unless authorized by the third party to do so, and until the party receiving the information has signed an appropriate confidentiality agreement with Apple.

To protect Apple’s interests in its research and development investment, any unsolicited third-party confidential information sent to Apple must be refused or, if inadvertently received by an Apple employee, sent to the Apple Law Department for appropriate disposition. Employees must be careful not to use or disclose, at Apple, information of former employers or other third parties.

C.    Public communications

Apple has specific policies regarding who can communicate information to the press and the financial analyst community.  All inquiries or calls from the press and financial analysts should be referred to the Investor Relations Department or the Public Relations Department.  Apple has designated its CEO, CFO, Corporate Controller, Treasurer and Investor Relations Department as

official Apple spokespeople for financial matters.  Apple has designated its Public Relations Department as official Apple spokespeople for marketing, technical and other such information.  Unless authorized by the Investor Relations Department or Public Relations Department, these designees are the only people who may communicate with the press and financial analysts.

D.    Use of Apple equipment and electronic systems and communications

Apple equipment, networks and electronic systems (such as Internet access, voicemail, e-mail, instant messaging and AppleWeb) are provided to help employees perform their duties while supporting Apple’s business needs, and are for Apple business use.  Apple equipment, networks and electronic systems should be used only for Apple business-related purposes; incidental personal use is permitted on a limited basis.  Use of Apple-owned equipment for non-Apple commercial use is prohibited.

Apple equipment, networks, mail and electronic systems are provided for use in conducting Apple business, so there should be no expectation of privacy in files, voicemail, e-mail or Internet use.  Management may at any time review and monitor any Apple equipment, networks, mail or electronic systems, whether used for business or personal purposes, unless and to the extent that such review and monitoring is otherwise prohibited or limited by applicable law.

E.    Conflicts of interest

Conflicts of interest can compromise an employee’s business ethics.  At Apple, a conflict of interest is any activity that is inconsistent with or opposed to Apple’s best interests, or that gives the appearance of impropriety.  The way to identify a conflict is to decide whether there is potential for even the appearance of divided loyalty on the part of the Apple employee.  Common areas where conflicts of interest may occur are described below.  Although these focus on employees, activities of employees’ family members, household members and other third parties in significant relationships with employees should also be examined for any circumstances which may give rise to a conflict of interest, impropriety, or ethical or legal risks, whether real or perceived, for Apple or the Apple employee (examples of significant relationships include domestic partners, dating relationships, and business partnerships outside of Apple).

Payments to or from third parties.  All Apple employees must pay for and receive only that which is proper.  Apple will make no payments or promises to influence another’s acts or decisions, and the company will give no gifts beyond those extended in normal business dealings.  At a minimum, Apple will observe all government restrictions on gifts and entertainment.

Interests in other businesses.  Apple employees must avoid any direct or indirect financial or other relationship that could cause divided loyalty.  This type of relationship could include, for example, membership on the board of directors of an outside commercial or nonprofit enterprise. Apple employees must receive written permission from the Apple Senior Vice President for their organization before beginning any employment, business, consulting, financial, or other relationship with another company if the proposed activity is in Apple’s present or reasonably anticipated future business; uses any Apple or third-party confidential, proprietary, or trade secret information; or relates to the services performed by the employee on behalf of Apple.  This does not mean, however, that family members are precluded from being employed by one of Apple’s customers, competitors, or suppliers.

Corporate opportunities.  Apple employees must not exploit for their own personal gain opportunities that are discovered through the use of Apple property, information, or position unless the opportunity is disclosed fully in writing to Apple’s Board of Directors and the Board of Directors declines to pursue the opportunity.

Projects or inventions.  Before beginning work on any project or invention, outside the course and scope of an employee’s work for Apple, that will involve any Apple time, equipment, or materials, or that relates to Apple’s present or reasonably anticipated future business, Apple employees must receive the written permission of the Apple Senior Vice President for their organization.

Investments.  Passive investments of not more than one percent of total outstanding shares of companies listed on a national or international securities exchange, or quoted daily by NASDAQ or any other board, are permitted without Apple’s approval, provided the investment is not so large that it creates the appearance of a conflict of interest, and provided it does not involve the improper use of confidential or proprietary information.

Market intelligence.  Though market intelligence is important, only authorized Apple employees should obtain it, and only in straightforward ways.  Apple and its employees must never accept or use information otherwise presented.  Apple employees may not contact competitors for market intelligence.

Family.  Apple employees should avoid conducting Apple business with members of their families (and others with whom they have significant relationships) in another company or business, unless they have prior written permission from the Apple Senior Vice President for their organization.  Apple employees must avoid a direct reporting relationship within Apple with any member of their family or others with whom they have a significant relationship.  Apple employees must also avoid any direct or indirect financial, business, consulting, or other relationships that could cause divided loyalty, unless the employee has first obtained written permission from the Apple Senior Vice President for his or her organization.

Tips, gifts, and entertainment.  Apple employees must not give or receive valuable gifts, including gifts of equipment or money, discounts, or favored personal treatment, to or from any person associated with Apple’s vendors or customers.  Such gifts (including advertising novelties, favors, and entertainment) are allowed only when the following conditions are met:

•                    They are consistent with our business practices.

•                    They are of limited value (US$100 or less).

•                    They do not violate any applicable law.

•                    Public disclosure would not embarrass Apple.

•                    They are not given to any government personnel (see the “Dealing with government contracts” section, below).

This is not intended to preclude Apple from receiving or evaluating appropriate complimentary products and services.  It is also not intended to preclude Apple from making a gift of equipment to a company or an organization, provided that the gift is given openly, with full knowledge by the company or organization, and is consistent with applicable law and Apple’s business interests.  It is also not intended to preclude Apple’s attendance at social functions, provided such attendance is approved by management and does not present a conflict of interest or the appearance of a conflict of interest.

In some circumstances, local custom in countries other than the United States may call for the exchange of gifts having more than nominal value as part of a business relationship.  In these situations, gifts may be given or received only if they comply with written guidelines that have been approved by Apple’s managing director for the country and the Apple Law Department.  Such gifts may be accepted only on behalf of Apple (not an individual) and must be turned over to the Human Resources Department for appropriate disposition.  In all cases, the exchange of gifts must be conducted so there is no appearance of impropriety.

No “kickbacks” of any type may be given to any customer’s or vendor’s employees or representatives.  No kickback of any type may be received by any Apple employee, particularly those involved in any Apple business transaction, including purchasing goods or services for Apple.

Outside vendors (including temporary agencies and contractors).  When dealing with any outside vendors or potential vendors, Apple employees must maintain the highest ethical standards.  Only arm’s-length transactions should be conducted.  Employees of outside vendors are also expected to maintain the highest ethical standards, including maintaining the confidentiality of any Apple and third-party information that they receive.

Honoraria.  Speaking at events, when it is determined to be in Apple’s best interests, is considered part of an employee’s normal job responsibilities.  Because employees will be compensated by Apple for most or all of their time spent preparing for, attending, and delivering presentations approved by management, employees should not request or negotiate a fee or receive any form of compensation from the organization that requested the speech, unless the employee first receives express written authorization from the Apple Vice President for his or her organization.

These examples above do not list all possible conflicts, but do illustrate some of the conflicts of interest Apple employees must avoid.  Ultimately, it is the responsibility of each individual to avoid any situation that would even appear to be a conflict of interest or to be improper.  Each employee should feel free to discuss any potential conflict of interest situations with his or her manager or Human Resources, as appropriate, or the Apple Law Department.

F.    It’s a matter of record

Records count.  They are a vital part of maintaining a high level of ethical business transactions.  Apple records must be maintained and disposed of properly, in accord with established procedures and Apple policies.  All business and accounting transactions must be fully and accurately described in Apple’s formal records, and payments on Apple’s behalf should never be made other than as described in the records.  At Apple, there is never any reason for false or misleading entries, and there is no place for undisclosed or unrecorded funds, payments, or receipts.

Apple is required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records.  Civil and criminal penalties for failure to comply with these guidelines can be severe for Apple and its employees, agents and contractors, and failure to comply with these guidelines may subject an employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at Apple’s sole discretion.

A “legal hold” suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations.  Apple’s Law Department determines and identifies what types of records or documents are required to be placed under a legal hold.  Every Apple employee, agent and contractor must comply with this policy.  Failure to comply with this policy may subject the employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at Apple’s sole discretion.  Apple’s Law Department will notify you if a legal hold is placed on records for which you are responsible.  You then must preserve and protect the necessary records in accordance with instructions from the Apple’s Law Department.  RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES.  A legal hold remains effective until it is officially released in writing by Apple’s Law Department.  If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with Apple’s Law Department.  If you have any questions about this policy you should contact Apple’s Law Department.

All Apple bank accounts that are to be established must be approved and established by Apple’s Treasury Department.  All payments must be made by recorded and traceable methods: checks (correctly dated), bank drafts, or bank transfers.  No payments shall be made in cash, except petty cash reimbursements.

3.     Responsibilities to Others

A.      Putting the customer first

Apple creates, manufactures, and markets computing products so people can use them to make their lives better.  Apple strives to understand our customers’ needs, to provide customers with the tools and skills to enhance their use of Apple products, and to be courteous and instructive.

B.    Quality in all we do

There is no upper limit on the quality of the products and services that we want to provide.  Employees should at all times strive for the highest quality in all they do.  No employee shall knowingly misrepresent in any way the condition of any products.  Testing must be done in a manner that verifies that products are being designed and manufactured to meet all appropriate quality criteria.  Accurate documentation of all tests must be appropriately maintained.

C.    Using Apple and third-party copyrighted material

Unauthorized duplication of copyrighted computer software and other copyrighted materials violates the law and is contrary to Apple’s standards of conduct.  Apple will not tolerate the making or use of unauthorized copies under any circumstances and will comply with the law and all license or purchase terms regulating the use of any software and other copyrighted materials we acquire or use.

Apple employees sometimes need to use or create Apple copyrighted material to perform their jobs or to prepare Apple products and promotional materials.  Whenever Apple employees, temporary agency employees, or contractors create an original work of authorship that is fixed in any tangible form, the creator of the work must place Apple’s copyright notice on the work and submit a copyright disclosure form to the Apple Law Department.

All Apple employees, temporary agency employees, and contractors must ensure that they use only authorized copies of copyrighted materials while performing their jobs.  Before an Apple employee, temporary agency employee, or contractor uses any third-party material, an appropriate license must be obtained.  It is against Apple policy for any Apple employee, temporary agency employee, or contractor to copy, digitize, modify, translate, broadcast, perform, or distribute any part of a copyrighted work without first obtaining written permission from the copyright owner.  It is also against Apple policy to use Apple facilities or equipment to make or distribute unauthorized copies of copyrighted works.  This policy applies whether the copies are intended for personal use, internal use at Apple, or public distribution.

D.    Environmental health and safety

At Apple, meeting the challenges of rapidly expanding and changing technology means more than making the finest products.  We strive to produce those products in a manner that conserves the environment and protects the safety and health of our employees, our customers, and the community.

To accomplish these objectives, Apple will:

•                  Comply with applicable environmental, health, and safety laws and regulations in those countries in which we do business.

•                  Adopt our own corporate standards for protection of human health and the environment.

•                  Provide a safe work environment by integrating a comprehensive program of safety training and evaluation.

•                  Strive to anticipate future environmental, health, and safety risks and regulatory requirements, and have a proactive approach to dealing with them whenever appropriate.

Apple has proved to be a leader in technology, and we believe that a comprehensive environmental health and safety program is an essential component of our forward-looking business approach.  Our goal of providing a safe work environment depends on a conscientious effort and commitment to excellence from all Apple employees.

4.     Responsibilities to the Public

A.    Buying and selling Apple stock

Apple’s Insider Trading Policy prohibits Apple employees from making transactions (i.e., buying or selling) in Apple stock, including options and derivatives like puts and calls, at any time when the employee may possess material information about Apple that has not been publicly disclosed.  United States securities laws dictate this policy, and it applies to all executive officers, members of the Board of Directors, employees, consultants and contractors, including members of their immediate families, and members of their households, who receive or have access to material nonpublic information regarding Apple

In addition, members of Apple’s Board of Directors, executive officers and other individuals with access to material nonpublic information are subject to additional restrictions on the trading of stock, including mandatory “blackout periods” during which they may not engage in any Apple securities transactions.

Apple employees should review Apple’s Insider Trading Policy for more information, and to determine if they are restricted from trading during blackout periods. A copy of this policy is available to Apple employees on the HR Web Site or may be requested from Apple’s Law Department. We strongly urge all Apple employees to read the Insider Trading Policy, paying particular attention to the specific policies and the potential criminal and civil liability and/or disciplinary action for insider trading violations which may include termination of employment. Any questions about buying or selling Apple stock should be directed to the Apple Law Department.

B.    Meeting export requirements

Export laws that control commodities that various governments consider to be strategically important, usually because the information and products have the potential to be used for military purposes, regulate most of Apple’s confidential information and products.  Compliance with export controls is critical to maintaining our good reputation in the international business community.  All Apple employees, temporary employees, independent contractors and business partners must comply with Apple’s policies when exporting Apple products, working with technical data, traveling overseas, developing new products, and exporting third-party products.

C.    Dealing with government contracts and other government requirements

Special requirements may apply when contracting with any government body (including national, state, provincial, municipal, or other similar government divisions in local jurisdictions).  Apple employees are expected to read and to comply with all applicable Apple policies and laws relating to our dealings with governmental bodies.

Disclosure and certification requirements.  In addition to Apple’s own general high standards imposed on all Apple employees, government agencies often place special disclosure and certification requirements on firms with which they do business.  These requirements impose on Apple employees the need to be especially vigilant to ensure that our general business practices conform to special government pricing, contracting, and certification requirements.  In certain situations, for example, Apple may have to certify that it is supplying the government with its lowest price charged to our commercial customers.  Apple may also have to certify that its prices have been arrived at independently, that is, without any collaboration with a third party.  Apple depends on all of its employees to make sure that these and other promises to the government are satisfied. Any doubts about such matters should be brought to the attention of the Apple Law Department.

Employment of former government employees.  Apple is committed to observing all laws limiting the duties and types of services that former government and military employees may perform as Apple employees or as consultants to Apple.  In the United States, for example, laws and regulations prohibit employment negotiations with any government employee while he or she is participating in a matter involving Apple’s interest.  They also prohibit a former government employee from acting on behalf of Apple in a matter in which he or she participated substantially while employed by the government.  State and local employees are often subject to similar limitations.  Retired military officers have additional restrictions on their dealings with their former service.  All questions in this area should be directed to the Apple Law Department.

Gratuities for government officials.  In additional to the limitations that exist on Apple employees when giving or receiving any tips, gifts, and entertainment in the context of Apple business generally, additional considerations may apply when dealing with government personnel and their representatives.

Governments have wrestled with determining when a gift or gratuity is a “bribe” or merely a “courtesy”.  As a result, in many instances government regulations prohibit giving what might seem like a simple courtesy to a governmental employee.  For example, the regulations of various United States government bodies prohibit employees of contractor firms (firms doing business with the government in the U.S., or a subcontractor to those firms) from providing meals, refreshments, entertainment, token gifts, or other business courtesies to government employees or military personnel.  Even if a particular country does not prohibit the above activities, the U.S. Foreign Corrupt Practices Act places restrictions on American companies, and their local subsidiaries, doing business with governmental agencies outside of the United States.

There are some exceptions, though.  For example, in many countries, but not the United States, it is considered common courtesy to provide small gifts on certain occasions to government officials.  Within limits appropriate to the country, such gifts may be permissible (see the discussion of the Foreign Corrupt Practices Act, below).  Also, serving lunch to participants (including government officials) in a business conference held on Apple premises is often not prohibited, if the purpose is to make the best use of Apple’s time and that of any government employee.  Seeking advice from the government employee in advance may help to avoid embarrassment and protect the interest of Apple employees.  In other words, Apple employees—before offering even the most common amenities of this sort—should check with the government employee.  If circumstances warrant, employees should check with the Apple Law Department to see if offering the courtesy is permissible in order to avoid situations that are potentially embarrassing or, possibly, illegal.

Kickbacks, bribes and the Foreign Corrupt Practices Act.  Kickbacks and bribes to obtain business are against Apple’s business practices.  They are also against the law in almost every country in the world.  The U.S. Foreign Corrupt Practices Act makes it illegal for a United States citizen, a U.S. company and its U.S. and non-U.S. subsidiaries, and in some instances non-U.S. nationals, to offer or to give anything of value, directly or indirectly, to a foreign government official in order to gain or retain business or to obtain an unfair competitive advantage over competitors.  Numerous countries have either passed similar laws or have committed to do so.

Apple employees may not, directly or indirectly, offer or give any payment or other gift (including equipment) that could even appear to be a bribe, kickback, payoff, or other irregular type of payment to a foreign government official to influence an official act or decision.  More specifically, Apple employees may not make payments or give anything of value to foreign officials or their representatives for the purpose of gaining or maintaining business or gaining an improper advantage.

These prohibitions apply to giving something to a third party, such as an agent, reseller or lobbyist, with the intention that they give it to a foreign official or with the reasonable belief that the third party will do so.  Before retaining third parties to represent Apple in any business relationships with a government agency, a thorough and careful analysis of their ownership structure and business reputation in their relationship with the government agencies and officials must be undertaken.

To protect Apple and its employees, employees must check in advance with the Apple Law Department before giving, directly or indirectly, anything of value to government officials or their representatives.

Facilitating payments exceptions.  Payments that are customary in a foreign country and that are necessary to facilitate or expedite ministerial actions ordinarily performed by foreign officials—such as obtaining routine permits or licenses; processing visas and work permits; or receiving customs, police, mail, and inspection services—are not prohibited by the U.S. Foreign Corrupt Practices Act.  In the United States, facilitating payments are neither customary nor legal, and are not allowed by Apple’s policy.   Further, it is not generally Apple’s policy to favor facilitating payments outside the U.S., even though legally permitted by U.S. laws.  Therefore, all such facilitating payments outside the U.S. in excess of US$100 require prior approval by the Apple Law Department, except in exigent circumstances.  In all cases, such payments must be accurately recorded in expense reports and in Apple’s books and records.

D.    Political contributions and activities

Corporate contributions to political causes are illegal in many jurisdictions and electoral processes.  In those cases, no Apple assets—including employee work time, use of Apple premises, or equipment—may be contributed to any political candidate, party, or campaign.  Even in those cases when political contributions are legal, no company contributions shall be made without permission from the Apple Government Affairs Department.  Apple employees may participate in any political activities of their choice on an individual basis, with their own money, and on their own personal time, subject to all applicable laws and provided that their activities otherwise comply with Apple policies.

E.             Trade practices

The economy of the United States, and of most nations in which Apple does business, is based on the principle that competition and profit will produce high-quality goods at fair prices.  To ensure that this principle is allowed to thrive in the marketplace, most countries have laws prohibiting certain business practices that could inhibit the competitive process.  Apple supports these laws not only because they are the law, but also because we believe in the free market and the idea that healthy competition is essential to our long-term success.  Apple employees should keep these thoughts in mind while performing their jobs, because the penalties for violations can be very serious—both to Apple and to the individual.

Customers.  Generally, Apple may choose the parties with which it wants to do business.  Apple employees should follow established procedures to respond to persons and parties seeking a business relationship with Apple, and should treat all applicants with dignity and respect.  Apple may not agree with other companies, whether they are competitors or not, to refrain from doing business with a particular buyer or vendor.   Apple must make such decisions independently and without collaboration with third parties.  In certain countries, Apple may not condition the sale of one product to a customer on a commitment by the customer that it will purchase a second product.

Resellers.  Apple resellers throughout the world must retain the freedom to establish their resale prices for Apple products.  Apple may publish suggested retail prices and may talk with individual resellers about where market prices are generally, but Apple may not require, coerce or threaten a reseller, directly or indirectly, in order to get the reseller to sell Apple products at any particular price.  Because of the sensitivity of this topic, Apple employees must not discuss a reseller’s pricing with any competing reseller and shall not agree with, or make a promise to, such a competing reseller to take any action against another reseller because of pricing activities.  Respecting the independence of the reseller to price Apple products for resale is a cornerstone of Apple’s philosophy of product distribution.

Many countries have laws regarding the prices that manufacturers may charge resellers.  For example, U.S. law prohibits the granting of discriminatory prices to competing purchasers of the same or similar products if the price difference affects competition.  Similarly, under United States law, promotional allowances and services need to be made available to all competing resellers, though the amounts can vary in proportion to the volume of Apple products purchased by the reseller.  Some exceptions exist to both laws, but any exception must be carefully considered with the assistance of the Apple Law Department.

Competitors.  Apple must be especially careful when dealing with competitors.  For example, agreements with competitors that affect product or service pricing or output, or allocate customers or sales territories, are prohibited, because they are counter to the principle of free competition, and often illegal under applicable law.  Apple employees must not discuss these topics with competitors, because there is no way to legally justify any understanding that might be reached that limits our competition with such companies.  Also, Apple employees must not discuss terms of sale, costs, inventories, product plans, or any other confidential or proprietary information with a competitor.  In some cases, the law may also view our resellers as our competitors when we are actually competing for the same types of customers in the marketplace.

Role of Apple Law Department.  Whether they are termed antitrust, competition, or free trade laws, the rules are designed to keep the marketplace thriving and competitive.  The foregoing is merely a brief overview of the many laws applicable to our business activities in the marketplace.  Understanding and applying these laws to our business activities requires the involvement of Apple’s lawyers.  Apple is committed to compliance, and the consequences of violations—or even the appearance of violations—can be severe for the company and individuals.  If you have any questions or issues about these rules as they apply to Apple business activities, contact the Apple Law Department for assistance.

5.     Compliance and Consequences

A.             Being vigilant

It is essential that all employees be sensitive to possible violations of Apple’s business ethics—whether these violations occur in dealings with the government or the private sector, and whether they occur because of oversight or intention.  Any Apple employee who has knowledge of possible violations must notify his or her manager or the Human Resources Department, as appropriate, and the Apple Law Department.

To assist employees in the day-to-day protection of Apple’s business, below is a list of some areas where violations of ethics policies, practices, and principles could occur.

Danger areas

• Improper or excessive payments of any of the following:

Consulting fees

Public relations fees

Advertising fees

Legal fees

Agents’ fees

Commissions

Insurance premiums

Other professional fees

Expense reports

Employee bonuses or compensation arrangements

Employee loans

Miscellaneous expenses

Nondeductible expenses

Director and officer payments

•                  Questionable payments to agents, consultants, or professionals whose backgrounds have not been adequately investigated, who do not have signed contracts or letters of engagement, or whose association with Apple would be embarrassing if exposed.

•                  Payroll-related expenditures, bonuses, awards, and non-cash gifts given to or by Apple employees without proper approval and adequate documentation.

•                  Payments made in cash.

•                  Checks drawn payable to “Cash” or “Bearer”.

•                  Transfers to or deposits in the bank account of an individual, rather than in the account of the company with which Apple is doing business.

•                  Bank accounts or property titles not in Apple’s name.

•                  Billings made higher or lower than normal prices or fees, at a customer’s request.

•                  Payments made for any purpose other than that described in supporting documents.

•                  Payments made to employees of customers or agencies through intermediary persons or organizations, or that seem to deviate from normal business transactions.

•                  Any large, abnormal, unexplained or individually approved contracts or expenditures made without review of supporting documentation.  Specific attention should also be given to large individual gifts.

•                  Unusual transactions occurring with nonfunctional, inactive, or shell subsidiaries.

•                  Undisclosed or unrecorded assets or liabilities.

•                  Use of unethical or questionable means to obtain information, including information about competitors or information about government acquisition plans, procurement decisions, or actions.

•                  An employment, consulting, or business relationship between an Apple employee and another company, especially a company in the same, or a related, business as Apple.

•                    Frequent trading (buying and selling over short intervals) in Apple stock or in the stock of a company with which Apple does business.

B.    Apple compliance

Apple is committed to integrity in all of its dealings with employees, customers, and the general public.

Voluntary disclosures.  In accordance with Apple’s commitment to an effective relationship with its customers, it is the Apple’s policy to make voluntary disclosures, when appropriate, of problems affecting corporate relationships with any client, including any government body, and to cooperate with the appropriate government agency in any resulting investigation or audit.  Any Apple employee who becomes aware of possible violations of any Apple policy or practice, or of any applicable law, rule, or regulation affecting Apple’s business, must notify his or her manager or the Human Resources Department, as appropriate, and the Apple Law Department.  The Apple Law Department must also be notified immediately of any government inquiry, investigation, audit, or other legal notice.

To be sure Apple is meeting its obligations, particularly in dealing with government customers, employees need to understand the numerous rules and regulations that apply to their job duties.  Employees should consult their managers or the Human Resources Department, as appropriate, and the Apple Law Department for guidance on Apple’s and the employee’s obligations.

Report Inappropriate Behavior. Employees are required to report any conduct they believe to be inconsistent with Apple’s policies or standards, or inconsistent with Apple’s obligations to the government.  Reports will be handled confidentially, on a need to know basis, so that no employee experiences retaliation for bringing these matters to the attention of Apple management, the Human Resources Department, the Apple Law Department or to members of the Audit & Finance Committee of the Board of Directors.  Apple employees should refer to Apple’s internal Web site for procedures for reporting inappropriate behavior.

C.            Consequences

Apple expects its employees, and those of Apple’s subsidiary corporations, worldwide, to comply with all Apple ethical and business principles, as well as all policies, to rely on their own high standards and reasoned evaluation in ambiguous situations, and to seek the advice and counsel of Apple management, the Human Resources Department, or the Apple Law Department to clarify issues not covered by this policy or good judgment.  These principles and policies are based in part on various laws.  Violations of those laws may result in civil and criminal penalties for Apple and its employees.  Therefore, Apple will take appropriate action, which may include termination of employment or other business relationship, or legal action, or referral to law enforcement authorities.

Conclusion

Apple reserves the right to change, amend, or supplement any of the above at any time.  Additional information on specific Apple policies for implementing the above practices is available to Apple employees on the internal Apple web site.

Revised April 2003.